Exhibit 3.2
STATE OF DELAWARE

Certificate of Limited Partnership

The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act does hereby certify as follows:

1	The name of the limited partnership is TPG Private Equity Opportunities, L.P. (the “Partnership”).
2	The registered office of the Partnership in the State of Delaware is located at Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, Delaware 19807, United States of America. The name of the Partnership’s registered agent at such address upon whom process against this Partnership may be served is Maples Fiduciary Services (Delaware) Inc.
3	The name and mailing address of the general partner are as follows:
	Name	Mailing Address
	TPG Private Equity Opportunities GenPar, L.P.	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 United States of America
4	This Certificate of Limited Partnership shall be effective upon its filing in the Officer of the Secretary of State of the State of Delaware.

In witness whereof, the undersigned has executed this Certificate of Limited Partnership as of August 30, 2024.

GENERAL PARTNER
TPG PRIVATE EQUITY OPPORTUNITIES GENPAR, L.P.
By: TPG Private Equity Opportunities GenPar Advisors, LLC, its general partner
By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer